Exhibit 99.2

Certain information relating to Officers and Directors of the Reporting Person

Name	Present Principal Occupation	Business Address	Name, Principal Business and Address of Organization Where Employment Is Conducted	Citizenship
IRG Canton Village Manager, LLC	Manager of the Issuer	11111 Santa Monica Blvd. Suite 800 Los Angeles, CA 90025	Same	Delaware